ADDENDUM TO STOCK PURCHASE AGREEMENT
                                 BY AND BETWEEN
                       SYSCOMM INTERNATIONAL CORPORATION,
                                    ("Buyer")
                                       and
                         APPLIED DIGITAL SOLUTIONS, INC.
                                   ("Seller")

         WHEREAS, the parties have entered into a Stock Purchase Agreement (the "IPC Stock Purchase Agreement") relating to the purchase by Buyer and the sale by Seller of a majority of the capital stock of Information Products Center, Inc. ("IPC");

         WHEREAS, a condition for Closing of the IPC Stock Purchase Agreement was that a Closing of a separate agreement (the "Spielberger Agreement") relating to the sale of a majority interest in Buyer to Seller would have been simultaneously concluded;

         WHEREAS, conditions beyond the control of the parties have precluded the Closing of the Spielberger Agreement; and

         WHEREAS, the Buyer has asked the Seller to waive such condition to Closing. NOW, THEREFORE, the parties hereto do hereby agree as follows:

         1. The closing of the Spielberger Agreement shall not be a condition to the Closing of this Agreement.

         2. The Buyer shall pay to the Seller additional consideration in the amount of Forty Thousand ($40,000) Dollars as an inducement to the accelerated


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Closing of the IPC Stock Purchase  Agreement,  said amount to be paid at Closing as part of the Purchase Price.


         Agreed this 14th day of
         December, 2000.



         SysComm International Corporation



         By:  /s/ John H. Spielberger
             ------------------------------


         Applied Digital Solutions, Inc.


         By:  /s/ Garrett A. Sullivan
             ------------------------------